EXHIBIT 4-z

[FORM OF FACE OF NOTE]
FIXED RATE SUBORDINATED NOTE

REGISTERED	REGISTERED
No. FXR	[PRINCIPAL AMOUNT]
CUSIP:
Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.1

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE ACT OF JAPAN (LAW NO.25 OF 1948, AS AMENDED, THE “FIEA”). THIS NOTE MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO OR FOR THE ACCOUNT OR BENEFIT OF ANY RESIDENT OF JAPAN (AS DEFINED UNDER ITEM 5, PARAGRAPH 1, ARTICLE 6 OF THE FOREIGN EXCHANGE AND FOREIGN TRADE ACT (LAW NO. 228 OF 1949, AS AMENDED)) OR TO OTHERS FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO OR FOR THE ACCOUNT OR BENEFIT OF A RESIDENT OF JAPAN, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF AND OTHERWISE IN COMPLIANCE WITH THE FIEA AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.2

THESE NOTES ARE NOT A DEPOSIT AND ARE NOT INSURED OR PROTECTED BY THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

 1 Applies only if this Note is a Registered Global Security.
 2 If this Note is offered in Japan or denominated in Japanese Yen, appropriate legends need to be added.

MORGAN STANLEY
FIXED RATE SUBORDINATED NOTE
SUBORDINATED GLOBAL MEDIUM-TERM NOTE, SERIES F

ORIGINAL ISSUE DATE:	INITIAL REDEMPTION DATE:	INTEREST RATE:	MATURITY DATE:
INTEREST ACCRUAL DATE:	INITIAL REDEMPTION PERCENTAGE:	INTEREST PAYMENT DATE(S):	OPTIONAL REPAYMENT DATE(S):
SPECIFIED CURRENCY:	ANNUAL REDEMPTION PERCENTAGE REDUCTION:	INTEREST PAYMENT PERIOD:	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION, REPAYMENT OR REDEMPTION:
IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS: [YES]3	REDEMPTION NOTICE PERIOD:4	APPLICABILITY OF ANNUAL INTEREST PAYMENTS:	If yes, state Issue Price:
EXCHANGE RATE AGENT: [MORGAN STANLEY & CO. LLC]	TAX REDEMPTION AND PAYMENT OF ADDITIONAL AMOUNTS: [NO]5		ORIGINAL YIELD TO MATURITY:
IF YES, STATE INITIAL OFFERING DATE: [N/A]
OTHER PROVISIONS:
The Holder of this Note and the owner of any beneficial interest herein, by their purchase of this Note or such beneficial interest herein, are hereby deemed to have consented to any amendment to this Note that conforms the terms of this Note to the terms as set forth in Pricing Supplement No. ___ dated _______[, as amended by Amendment No. ___ thereto dated _____]6, and the prospectus supplement [, any index supplement or other supplement] and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without any further consent thereto of the Holder hereof or of such owner.

3 Applies if this is a Registered Global Security, unless new arrangements are made with DTC outside of existing Letters of Representations.
4 Applicable if other than 30-60 calendar days. If this is a Registered Global Security, minimum notice period is [10] calendar days [current DTC limitation].
5 Default provision is NO. Indicate YES only for certain notes issued on a global basis if specified in pricing supplement.
6 Applicable if there is an amendment to the pricing supplement filed with the Securities and Exchange Commission prior to settlement of this Note.

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to _______________________, or registered assignees, the principal sum of ________________ on the Maturity Date specified above (except to the extent redeemed or repaid prior to maturity) and to pay interest thereon at the Interest Rate per annum specified above, from and including the Interest Accrual Date specified above until the principal hereof is paid or duly made available for payment weekly, monthly, quarterly, semiannually or annually in arrears as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing with the first Interest Payment Date next succeeding the Interest Accrual Date specified above, and on the Maturity Date (or any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if this Note is subject to “Annual Interest Payments,” interest payments shall be made annually in arrears and the term “Interest Payment Date” shall be deemed to mean the first day of March in each year.

Interest on this Note will accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until but excluding the date the principal hereof has been paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date [one Business Day prior to such Interest Payment Date]7 [15 calendar days prior to such Interest Payment Date (whether or not a Business Day (as defined below))]8 (each such date, a “Record Date”); provided, however, that interest payable at maturity (or any redemption or repayment date) shall be payable to the person to whom the principal hereof shall be payable. As used herein, “Business Day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) if this Note is denominated in a Specified Currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (b) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (“TARGET”), which utilizes a single shared platform and was launched on November 19, 2007, is open for the settlement of payment in euro (a “TARGET Settlement Day”).

Payment of the principal of, premium, if any, and interest on this Note due at maturity (or any redemption or repayment date), unless this Note is denominated in a Specified Currency other than U.S. dollars and is to be paid in whole or in part in such Specified Currency, will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars. U.S. dollar payments of interest, other than interest due at maturity or on any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register. A holder of U.S. $10,000,000 (or the equivalent in a Specified Currency) or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

If this Note is denominated in a Specified Currency other than U.S. dollars, and the holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payments of principal, premium, if any, or interest with regard to this Note will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing [not less than 15 calendar

7 Applies only for a Registered Global Security.
8 Applies for a Registered Note that is not in global form.

days prior to the applicable payment date]9 [, with respect to payments of interest, on or prior to the fifth Business Day prior to the applicable Record Date and, with respect to payments of principal or any premium, at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be]10; provided that, if payment of interest, principal or any premium with regard to this Note is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided, further, that payment of the principal of, premium, if any, and interest on this Note due at maturity (or on any redemption or repayment date) will be made upon surrender of this Note at the office or agency referred to in the preceding paragraph.

If so indicated on the face hereof, the holder of this Note, if denominated in a Specified Currency other than U.S. dollars, may elect to receive all or a portion of payments on this Note in U.S. dollars by transmitting a written request to the Paying Agent, on or prior to the fifth Business Day prior to such Record Date or at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be. Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on this Note at least five Business Days prior to such Record Date, for payments of interest, or at least ten calendar days prior to the Maturity Date or any redemption or repayment date, for payments of principal, as the case may be.

If the holder elects to receive all or a portion of payments of principal of, premium, if any, and interest on this Note, if denominated in a Specified Currency other than U.S. dollars, in U.S. dollars, the Exchange Rate Agent (as defined on the reverse hereof) will convert such payments into U.S. dollars. In the event of such an election, payment in respect of this Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in The City of New York received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless such Exchange Rate Agent is an affiliate of the Issuer) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the amount of the Specified Currency payable in the absence of such an election to such holder and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, such payment will be made in the Specified Currency. All currency exchange costs will be borne by the holder of this Note by deductions from such payments.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Subordinated Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

9 Applies for a Registered Note that is not in global form.
10 Applies only for a Registered Global Security.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:	MORGAN STANLEY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Subordinated Indenture. THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]
SUBORDINATED GLOBAL MEDIUM-TERM NOTE, SERIES F

This Note is one of a duly authorized issue of Subordinated Global Medium-Term Notes, Series F (the “Notes”), of the Issuer. The Notes are issuable under a Subordinated Indenture, dated as of October 1, 2004, between the Issuer and The Bank of New York Mellon, a New York banking corporation (as successor to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee,” which term includes any successor trustee under the Subordinated Indenture) (as may be amended or supplemented from time to time, the “Subordinated Indenture”), to which Subordinated Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, National Association) at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Subordinated Indenture. To the extent not inconsistent herewith, the terms of the Subordinated Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption. If this Note is subject to “Annual Redemption Percentage Reduction,” the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption. If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” the amount of principal payable upon redemption will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of redemption (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described below). Notice of redemption shall be mailed to the registered holders of the Notes designated for redemption at their addresses as the same shall appear on the Note register not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Subordinated Indenture. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment, provided that if the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” the amount of principal payable upon repayment will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of repayment (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described below). For this Note to be repaid at the option of the holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New York, at least 15 but not more than 30 calendar days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, that such telegram, telex, facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Unless otherwise provided on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

This Note and all other obligations of the Issuer hereunder will constitute part of the subordinated debt of the Issuer, will be issued under the Subordinated Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all “Senior Indebtedness” of the Issuer. The Subordinated Indenture defines “Senior Indebtedness” as (i) obligations (other than non-recourse obligations, the debt securities, including this Note, issued under the Subordinated Indenture or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Issuer for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation and (ii) if provided in the supplemental indenture under which a series of Notes is issued or in the form of Note for such series, any additional obligations that the Issuer determines to include within the definition of Senior Indebtedness in order to assure that the Notes of such series will be accorded the regulatory capital recognition desired by the Issuer in accordance with Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, or any other rule or regulation governing the definition of capital that is applicable to the Issuer or its affiliates.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. If this Note is denominated in a Specified Currency other than U.S. dollars, then, unless a higher minimum denomination is required by applicable law, it is issuable only in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in The City of New York for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the Business Day immediately preceding the date of issuance.

The Trustee has been appointed registrar for the Notes (the “Registrar,” which term includes any successor registrar appointed by the Issuer), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Subordinated Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Subordinated Indenture provides that (a) if an Event of Default (as defined in the Subordinated Indenture) pursuant to Section 5.01(c) of the Subordinated Indenture is provided in a supplemental indenture relating to a series of debt securities issued under the Subordinated Indenture, including the series of Subordinated Medium-Term Notes of which this Note forms a part (if such Event of Default is with respect to less than all outstanding debt securities issued under the Subordinated Indenture), and such Event of Default shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to certain events of bankruptcy, insolvency or reorganization of the Issuer shall have occurred and be continuing or if an Event of Default pursuant to Section 5.01(c) of the Subordinated Indenture is provided in a supplemental indenture relating to a series of debt securities issued under the Subordinated Indenture, including the series of Subordinated Medium-Term Notes of which this Note forms a part (if such Event of Default is with respect to all outstanding debt securities issued under the Subordinated Indenture), and such Event of Default shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Subordinated Indenture, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal or premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” then (i) if the principal hereof is declared to be due and payable as described in the preceding paragraph, the amount of principal due and payable with respect to this Note shall be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of declaration (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described in the next paragraph), (ii) for the purpose of any vote of securityholders taken pursuant to the Subordinated Indenture prior to the acceleration of payment of this Note, the principal amount hereof shall equal the amount that would be due and payable hereon, calculated as set forth in clause (i) above, if this Note were declared to be due and payable on the date of any such vote and (iii) for the purpose of any vote of securityholders taken pursuant to the Subordinated Indenture following the acceleration of payment of this Note, the principal amount hereof shall equal the amount of principal due and payable with respect to this Note, calculated as set forth in clause (i) above.

The constant yield shall be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between Interest Payment Dates (with ratable accruals within a compounding period), and an assumption that the maturity will not be accelerated. If the period from the Original Issue Date to the first Interest Payment Date (the “initial period”) is shorter than the compounding period for this Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

If the face hereof indicates that this Note is subject to “Tax Redemption and Payment of Additional Amounts,” this Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with accrued interest to the date fixed for redemption (except that if this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” the amount of principal so payable will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of redemption (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described above)), if the Issuer determines that, as a result of any change in or amendment to the laws (including a holding, judgment or as ordered by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the Initial Offering Date hereof, the Issuer has or will become obligated to pay Additional Amounts, as defined below, with respect to this Note as described below. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the notice.

If the face hereof indicates that this Note is subject to “Tax Redemption and Payment of Additional Amounts,” the Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the “Additional Amounts”) to the holder of this Note with respect to any interest in this Note held by a beneficial owner who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in this Note to be then due and payable. The Issuer will not, however, make any payment of Additional Amounts to the holder of this Note with respect to any interest in this Note held by any beneficial owner who is a U.S. Alien for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o
the existence of any present or former connection between the beneficial owner of an interest in this Note, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o
the presentation by or on behalf of the beneficial owner of an interest in this Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of this Note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of this Note;

•
any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if payment can be made without withholding by at least one other Paying Agent;

•
any tax, assessment or other governmental charge imposed solely because the beneficial owner of an interest in this Note (1) is a bank purchasing this Note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying this Note for investment purposes nor (B) buying this Note for resale to a third party that either is not a bank or holding this Note for investment purposes only;

•
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of an interest in this Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•
any tax, assessment or other governmental charge imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any intergovernmental agreements entered into in connection with the implementation of such sections of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

•
any tax, assessment or other governmental charge imposed pursuant to Section 871(m) of the Code and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such section;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

•	any combination of the items listed above.

In addition, the Issuer will not be required to make any payment of Additional Amounts with respect to any interest in this Note presented for payment:

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•	by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting this Note to another Paying Agent in a member state of the European Union.

Nor will the Issuer pay Additional Amounts with respect to any payment with respect to any interest in this Note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner held its interest in this Note directly.

The Subordinated Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Subordinated Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (i) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or alter certain provisions of the Subordinated Indenture relating to debt securities not denominated in U.S. dollars or impair or affect the rights of any holder of any series to institute suit for the payment thereof or (ii) reduce the aforesaid percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such supplemental indenture; provided, however, that neither this Note nor the Subordinated Indenture may be amended to alter the subordination provisions hereof or thereof without the written consent of each holder of Senior Indebtedness then outstanding that would potentially be adversely affected thereby.

Except as set forth below, if the principal of, premium, if any, or interest on this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the holder of this Note by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency, the Issuer may at its option (or shall, if so required by applicable law) without the consent of the holder of this Note effect the payment of principal of, premium, if any, or interest on any Note denominated in such Specified Currency in euro in lieu of such Specified Currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended. Any payment made under such circumstances in U.S. dollars or euro where the required payment is in an unavailable Specified Currency will not constitute an Event of Default. If such Market Exchange Rate is not then available to the Issuer or is not published for a particular Specified Currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the date of such payment from three recognized foreign exchange dealers (the “Exchange Dealers”) for the purchase by the quoting Exchange Dealer of the Specified Currency for U.S. dollars for settlement on the payment date, in the aggregate amount of the Specified Currency payable to those holders or beneficial owners of Notes and at which the applicable Exchange Dealer commits to execute a contract. One of the Exchange Dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Issuer. If those bid quotations are not available, the Exchange Rate Agent shall determine the market exchange rate at its sole discretion.

The “Exchange Rate Agent” shall be Morgan Stanley & Co. LLC, unless otherwise indicated on the face hereof.

All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of, premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated. If any European Union Directive on the taxation of savings comes into force, the Issuer will, to the extent possible as a matter of law, maintain a Paying Agent in a Member State of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of, premium, if any, or interest on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of, premium, if any, or interest on this Note as the same shall become due.

No provision of this Note or of the Subordinated Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Subordinated Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

All terms used in this Note which are defined in the Subordinated Indenture and not otherwise defined herein shall have the meanings assigned to them in the Subordinated Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common
TEN ENT	- as tenants by the entireties
JT TEN	- as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -___________________ Custodian ___________________
(Minor)                                                   (Cust)

Under Uniform Gifts to Minors Act _________________________
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

______________________________________
[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ________ attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated: ____________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: ____________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): _____________.

Dated:
	NOTICE:	The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.